Exhibit 99

Humana Reports Fourth Quarter 2009 Financial Results, Updates 2010 Financial Guidance

  Raised 2010 EPS guidance to $5.15 to $5.35
  FY09 revenues approximated $31 billion, up 7 percent from prior year
  FY09 cash flows from operations of over $1.4 billion

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 1, 2010--Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended December 31, 2009 (4Q09) of $1.48, as compared to $1.03 per share for the quarter ended December 31, 2008 (4Q08), reflecting lower PDP claim expenses in 4Q09 than in 4Q08.

For the year ended December 31, 2009 (FY09) the company reported $6.15 in EPS compared to $3.83 for the year ended December 31, 2008 (FY08). The FY09 results reflected both substantially lower stand-alone PDP claim expenses than in FY08 and higher investment income due to significant realized losses on investments(a) during FY08.

"We completed a successful 2009 despite a challenging environment," said Michael B. McCallister, president and chief executive officer of Humana. "Looking ahead, we see multiple revenue growth opportunities across our spectrum of products for 2010."

The company now anticipates EPS for the year ending December 31, 2010 (FY10) in the range of $5.15 to $5.35 versus its previous estimate of $5.05 to $5.25. This increase in FY10 EPS guidance primarily reflects the expected retention of the company’s South Region TRICARE contract for an additional quarter during FY10.

TRICARE Update

In December 2009, Humana Military Healthcare Services, Inc. (HMHS), a wholly-owned subsidiary of the company, was notified by the United States Department of Defense TRICARE Management Activity (TMA) that the TMA intends to exercise its options to extend HMHS’s administration of the TRICARE program in TMA’s South Region for Option Period VII and Option Period VIII. The exercise of these option periods would effectively extend the TRICARE contract through March 31, 2011.

Additionally in December 2009, the TMA notified the Government Accountability Office (GAO) of its intent to take corrective action in response to the GAO’s decision to uphold the company’s protest with respect to the July 2009 award of the third generation TRICARE program South Region contract to another contractor. The company is not able to determine whether the protest resolution will change the ultimate outcome of the contract award.

Consolidated Highlights

Revenues – 4Q09 consolidated revenues rose 2 percent to $7.63 billion from $7.49 billion in 4Q08, with total premium and administrative services fees up 2 percent compared to the prior year’s quarter. The increase in premiums and administrative services fees primarily reflects an increase in both average Medicare Advantage membership and per-member premiums substantially offset by declines in average Commercial medical membership.

Consolidated revenues for FY09 rose 7 percent to $30.96 billion from $28.95 billion for FY08 with total premiums and administrative services fees up 7 percent compared to the prior year’s period, also driven primarily by the increases in average Medicare Advantage enrollment and per-member premiums.

Benefit expenses – The 4Q09 consolidated benefit ratio (benefit expenses as a percent of premium revenues) of 81.8 percent decreased from 83.3 percent for the prior year’s quarter. This 150 basis point decrease was primarily driven by a decrease of 240 basis points in the Government Segment benefit ratio, partially offset by a 130 basis point increase in the Commercial Segment benefit ratio.

The consolidated benefit ratio for FY09 of 82.8 percent was 170 basis points lower than the FY08 consolidated benefit ratio of 84.5 percent, reflecting a 240 basis point decrease in the Government Segment’s benefit ratio year over year, partially offset by an increase in the Commercial Segment’s benefit ratio of 30 basis points in FY09 compared to FY08.

Selling, general, & administrative (SG&A) expenses – The 4Q09 consolidated SG&A expense ratio (SG&A expenses as a percent of premiums, administrative services fees and other revenue) of 14.7 percent for 4Q09 compares to 14.8 percent in 4Q08 as the effect of a 60 basis point improvement in this ratio for the Government Segment was substantially offset by a 190 basis point increase for the Commercial Segment.

The SG&A expense ratio for FY09 of 13.8 percent was 10 basis points higher than that for FY08 of 13.7 percent primarily driven by a 30 basis point improvement in this ratio for the Government Segment being substantially offset by a 170 basis point increase in the Commercial Segment SG&A expense ratio.

Government Segment Results

Pretax results:

  Government segment pretax income of $452.3 million in 4Q09 compares to $267.3 million in 4Q08. This increase was primarily driven by lower PDP claim expenses, a 6 percent increase in average Medicare Advantage membership, the implementation of member premiums for most of the company’s Medicare Advantage products, and higher net investment income.
  For FY09, pretax income for the Government Segment of $1.50 billion compares favorably to FY08 pretax income for the segment of $785.2 million. The net increase reflects improved stand-alone PDP operating results, higher operating earnings in the company’s Medicare Advantage business and higher net investment income.

Enrollment:

  Medicare Advantage membership grew to 1,508,500 at December 31, 2009, an increase of 72,600 members, or 5 percent from 1,435,900 at December 31, 2008, and relatively unchanged from 1,514,800 at September 30, 2009.
  January 2010 Medicare Advantage membership approximated 1,729,000 with 71 percent of fully-insured members in network-based products, up from 63 percent of Medicare Advantage membership in such products at December 31, 2009 reflecting growth in both PPO and HMO products.
  Membership in the company’s stand-alone PDPs totaled 1,927,900 at December 31, 2009 compared to 3,066,600 at December 31, 2008 and 1,960,400 at September 30, 2009. Both the year-over-year and sequential membership declines resulted primarily from attrition associated with low-income senior members. For 2009, the company realigned its stand-alone PDP premium and benefit designs to correspond with its prescription drug claims experience.
  January 2010 stand-alone PDP membership declined to approximately 1,780,000, a decrease of approximately 148,000 members from December 31, 2009. This decline resulted primarily from the company’s competitive positioning as it continued to align stand-alone PDP premium and benefit structures to correspond with its pharmacy claims experience.
  Military services membership at December 31, 2009 of 3,034,400 was up approximately 2 percent from 2,964,700 at December 31, 2008 and slightly up from 3,015,100 at September 30, 2009.

Premiums and administrative services fees:

  Medicare Advantage premiums of $4.07 billion in 4Q09 increased 12 percent compared to $3.62 billion in 4Q08, primarily the combined result of a 6 percent increase in average Medicare Advantage membership and the introduction of member premiums for most of the company’s Medicare Advantage products.
  Medicare stand-alone PDP premiums of $514.8 million in 4Q09 decreased 37 percent compared to $817.5 million in 4Q08, reflecting a 37 percent decline in average membership year over year primarily due to members choosing competitor offerings given the premium and benefit design changes discussed above.
  Military services premiums and administrative services fees during 4Q09 increased $12.1 million, or 1 percent, to $858.7 million compared to $846.5 million in 4Q08.

Benefit Expenses:

  The Government Segment benefit ratio decreased 240 basis points to 80.9 percent in 4Q09 compared to 83.3 percent in the prior year’s quarter, primarily driven by a 320 basis point decline in the Medicare benefit ratio primarily from a decrease in the stand-alone PDP benefit ratio together with improved benefit ratios across the company’s Medicare Advantage offerings.

SG&A Expenses:

  The Government Segment SG&A expense ratio decreased 60 basis points to 11.2 percent in 4Q09 compared to 11.8 percent in the prior year’s quarter primarily driven by increased operating leverage associated with higher average Medicare Advantage enrollment.

Commercial Segment Results

Pretax results:

  The Commercial Segment had a pretax loss of $53.6 million in 4Q09 compared to a pretax loss of $6.3 million in 4Q08 primarily reflecting a higher benefit ratio and increased SG&A expenses year over year, partially offset by higher net investment income.
  For FY09, pretax earnings for the Commercial Segment of $104.2 million were $103.4 million, or 50 percent lower than FY08 pretax earnings for the segment of $207.6 million driven by higher benefit expenses as a percent of premiums and lower average medical membership, partially offset by higher net investment income.

Enrollment:

  Commercial Segment medical membership declined to 3,410,800 at December 31, 2009, a decrease of 210,000, or 6 percent, from 3,620,800 at December 31, 2008 and relatively unchanged from 3,426,900 at September 30, 2009. The year-over-year decline primarily reflected the impact of the economic recession and increased unemployment across various of the company’s fully-insured group medical lines of business, a competitive environment including the loss of two large ASO accounts totaling approximately 95,400 members on January 1, 2009.
  The company’s individual medical product line has continued to grow steadily, with membership of 367,400, up 13 percent at December 31, 2009 compared to 325,100 at December 31, 2008 and up 2 percent from 358,800 at September 30, 2009.
  January 2010 Commercial Segment medical membership declined approximately 88,000 from that at the end of 2009, with approximately 42 percent of the decline related to self-insured products.
  Membership in Commercial Segment specialty products (b) of 7,200,100 at December 31, 2009 increased 7 percent from 6,713,200 at December 31, 2008 and was slightly higher than 7,163,700 at September 30, 2009.

Premiums and administrative services fees:

  Premiums and administrative services fees for the Commercial Segment decreased 2 percent to $1.88 billion in 4Q09 compared to $1.92 billion in the prior year’s quarter, reflecting a 5 percent decline in average medical membership year over year.
  Commercial Segment medical premiums for fully-insured group accounts increased approximately 5 percent on a per-member basis during 4Q09 compared to 4Q08.

Benefit Expenses:

  In 4Q09, as expected, the Commercial Segment benefits ratio of 84.4 percent increased 130 basis points versus the 4Q08 benefit ratio of 83.1 percent, as an increase in per-member premiums was more than offset by higher utilization primarily associated with the general economy (the average age of smaller group membership, higher utilization prior to termination, and increased COBRA participation) as well as the impact of the H1N1 virus.

SG&A Expenses:

  The Commercial Segment SG&A expense ratio of 24.9 percent for 4Q09 compares to 23.0 percent in 4Q08, primarily driven by increases in certain of the segment’s businesses that carry a higher administrative expense load such as mail-order pharmacy, individual medical products, and specialty benefit products.

Balance Sheet

  At December 31, 2009, the company had cash, cash equivalents, and investment securities of $9.11 billion, up 5 percent from $8.67 billion at September 30, 2009 and up 27 percent from $7.19 billion at December 31, 2008.
  Parent company cash and investments of $665.6 million at December 31, 2009 declined $27.8 million from $693.4 million at September 30, 2009, primarily reflecting subsidiary capital contributions during 4Q09. Cash and investments at the parent increased $415.1 million year over year compared to $250.5 million held at the parent at December 31, 2008 as dividends from subsidiaries more than offset debt repayments and subsidiary capital contributions.
  Debt-to-total capitalization at December 31, 2009 was 22.5 percent, down 70 basis points from 23.2 percent at September 30, 2009, and was down 780 basis points compared to 30.3 percent at December 31, 2008.

Cash Flows from Operations

Cash flows provided by operations for 4Q09 of $274.1 million compared to cash flows provided by operations of $296.6 million in 4Q08 as higher net income was more than offset by uses of cash associated with changes in working capital accounts during 4Q09 compared to 4Q08. FY09 cash flows from operations improved to $1.42 billion versus $982.3 million for FY08 primarily due to higher net income year over year and the positive impact of changes in working capital accounts during FY09 versus those during FY08.

The company also evaluates operating cash flows on a non-GAAP(c) basis(d)(e).

Cash flows from operations ($ in millions)	4Q09	4Q08	2009	2008
GAAP cash flows provided by operations	$274.1	$296.6	$1,421.6	$982.3
Timing of premium payment from CMS(d)(e)	-	13.4	-	13.4
Non-GAAP cash flows provided by operations(d)(e)	$274.1	$310.0	$1,421.6	$995.7

Share Repurchase Program

In December 2009, the company’s Board of Directors renewed its authorization for the use of up to $250 million for the repurchase of Humana common shares. The previous share repurchase authorization was set to expire on December 31, 2009. The renewed authorization is effective until December 31, 2011.

Footnote

(a) Other-than-temporary investment impairments realized in the 2008 third and fourth quarters resulted from portfolio valuations associated with financial market conditions and do not primarily relate to the underwriting or servicing of the company’s products.

(b) The Commercial Segment provides a full range of insured specialty products including dental, vision and other supplemental products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed-benefit products including cancer and critical illness policies.

(c) GAAP is Generally Accepted Accounting Principles.

(d) The company believes that the non-GAAP measures included in this release, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company's ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

(e) When reviewing and analyzing Humana’s operating cash flows, company management applies the CMS premium payment in each month to match the corresponding disbursements. To do otherwise distorts meaningful analysis of the company’s operating cash flow. Therefore, decisions such as management’s forecasting and business plans regarding cash flow use this non-GAAP financial measure.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of the company’s executive officers, the words or phrases like “expects,” “anticipates,” “believes,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

  Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application, could increase the company’s cost of doing business and could materially affect its business, profitability and financial condition. In addition, as a government contractor, the company is exposed to additional risks that could adversely affect its business or its willingness to participate in government health care programs. The President of the United States and members of the U.S. Congress have proposed significant reforms to the U.S. health care system. Because of the unsettled nature of these initiatives and the numerous steps required to implement them, the company cannot predict what health insurance initiative, if any, will be implemented at the federal or state level, or the effect of any future legislation or regulation will have on Humana’s business. However, an expansion in government’s role in the U.S. health care industry may lower the company’s Medicare payments and adversely affect its business and results of operations, possibly materially. In addition, new excise or income taxes imposed by such initiatives may affect the company’s effective tax rate and could have a material adverse effect on Humana’s results of operations.
  If Humana does not design and price its products properly and competitively, if the premiums Humana charges are insufficient to cover the cost of health care services delivered to its members, or if its estimates of benefits payable or future policy benefits payable based upon its estimates of future benefit claims are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability that is extremely sensitive to payment patterns and changes in medical cost trends.
  If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, the company’s business could be materially adversely affected.
  If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, or to protect Humana’s proprietary rights to its systems, the company’s business could be materially adversely affected.

  Humana is involved in various legal actions, which, if resolved unfavorably to Humana, could result in substantial monetary damages. Increased litigation and negative publicity could increase the company’s cost of doing business.
  Any failure to manage administrative costs could hamper Humana’s profitability.
  Any failure by Humana to manage acquisitions and other significant transactions successfully could have a material adverse effect on its financial results, business and prospects.
  If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business could be adversely affected.
  Humana’s mail order pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.
  Humana’s ability to obtain funds from its subsidiaries is restricted.
  Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations and financial condition.
  Changes in economic conditions could adversely affect Humana’s business and results of operations.
  The securities and credit markets may experience volatility and disruption, which could adversely affect the company’s business.
  Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that we are unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

  Form 10-K for the year ended December 31, 2008;
  Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009;
  Form 8-Ks filed during 2009 and 2010.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 10.3 million medical members and approximately 7.2 million specialty-benefit members. Humana is a full-service benefits solutions company, offering a wide array of health and supplemental benefit plans for employer groups, government programs and individuals.

Over its 49-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

  Annual reports to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentations;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference calls;
  Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information.

Humana Inc. – Earnings Guidance Points as of February 1, 2010

(in accordance with Generally Accepted Accounting Principles (GAAP))	For the year ending December 31, 2010	Comments.
Diluted earnings per common share (EPS)	Full year 2010: $5.15 to $5.35 First quarter 2010: $1.10 to $1.20	EPS estimates exclude impact of potential future share repurchases and any potential impact from pending health reform legislation or regulatory developments
Revenues

Consolidated revenues: $33
   billion to $34 billion

Premiums and ASO fees:
  Medicare Advantage: $18
    billion to $19 billion
  Medicare stand-alone PDPs:
    $2.5 billion to $2.6 billion

  Military services: $3.6 billion
    to $3.7 billion

  Commercial Segment: $7.3
    billion to $7.5 billion

Consolidated investment income:
  $320 million to $335 million

Consolidated other revenue: $340
  million to $350 million

Assumes a 3/31/11 transition date for the South Region TRICARE contract
Ending medical membership

Medicare Advantage: up 240,000
   to 260,000 from prior year

Medicare stand-alone PDPs:
   down 50,000 to 100,000 from
   prior year

Military services: relatively flat
   with prior year

Medicaid: no material change
   from prior year

Commercial: down 160,000 to
   180,000 from prior year

Includes fully-insured group and
    individual Medicare Advantage
    members and approximately 29,000
    ASO group Medicare Advantage members.

Fully-insured and ASO combined;
    assumes 3/31/11 transition for the
    South Region TRICARE contract

Fully-insured and ASO combined

Benefit ratios and benefit expense trend components

Government Segment benefit
    ratio in the range of 85%
    to 86%

Medicare benefit ratio in the
    range of 84% to 85%

Commercial Segment benefit ratio
    in the range of 80% to 81%

Commercial group fully
    insured secular benefit
    expense trend components:
    inpatient hospital utilization
    - low single digits; inpatient
    and outpatient hospital rates
    – upper single digits;
    outpatient hospital utilization
    – mid single digits; physician
    – mid single digits;
    pharmacy – mid single digits

Medicare, Medicaid, and Military
    Services combined

Medicare Advantage and Stand-Alone
    PDP combined

Medical and Specialty combined

Commercial group fully insured secular
    trends of approximately 8% represent
    the underlying percentage change in
    total medical expenses which
    excludes the impact of benefit
    changes and business, product, and
    demographic mix.

Selling, general & administrative expense ratio	13% to 13.5%	SG&A expenses as a percent of premiums, administrative services fees, and other revenue Includes approximately $100 million in administrative cost reductions from prior year
Depreciation & amortization	$260 million to $265 million
Interest expense	$105 million to $110 million
Government Segment operating results (Line-of-business-level results exclude the impact of investment income and interest expense)	Medicare operating margin: approximately 5.0% Military services: operating earnings of $25 million to $50 million

Medicare Advantage & stand-alone PDP
    combined

Military Services earnings include the
    anticipated impact of the write-down
    of goodwill and other charges of $50
    million to $75 million related to the
    termination of the South Region
    contract

Commercial Segment pretax earnings	$125 million to $175 million	Segment-level results include the impact of investment income and interest expense
Cash flows from operations	$1.1 billion to $1.3 billion
Capital expenditures	Approximately $200 million
Effective tax rate	Approximately 36%
Shares used in computing full-year EPS	Approximately 171 million	Excludes impact of potential future share repurchases

Humana Inc.
Statistical Schedules
And
Supplementary Information
4Q09 Earnings Release

S-1

Humana Inc.
Statistical Schedules and Supplementary Information
4Q09 Earnings Release

Contents

Page	Description

S-3-4	Consolidated Statements of Income
S-5	Consolidated Balance Sheets
S-6-7	Consolidated Statements of Cash Flows
S-8	Key Income Statement Ratios and Segment Operating Results
S-9	Membership Detail
S-10-11	Premiums and Administrative Services Fees Detail
S-12	Percentage of Ending Membership under Capitation Arrangements
S-13	Investments
S-14-16	Benefits Payable
S-17	Footnotes

S-2

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Three Months Ended December 31,
			Dollar	Percentage
	2009	2008	Change	Change
Revenues:
Premiums	$7,368,808	$7,253,922	$114,886	1.6%
Administrative services fees	127,827	112,535	15,292	13.6%
Investment income	76,572	66,208	10,364	15.7%
Other revenue	59,838	54,971	4,867	8.9%
Total revenues	7,633,045	7,487,636	145,409	1.9%
Operating expenses:
Benefits	6,026,796	6,041,104	(14,308)	-0.2%
Selling, general and administrative	1,111,617	1,098,943	12,674	1.2%
Depreciation	60,764	49,788	10,976	22.0%
Other intangible amortization	8,930	10,020	(1,090)	-10.9%
Total operating expenses	7,208,107	7,199,855	8,252	0.1%
Income from operations	424,938	287,781	137,157	47.7%
Interest expense	26,238	26,735	(497)	-1.9%
Income before income taxes	398,700	261,046	137,654	52.7%
Provision for income taxes	148,041	86,966	61,075	70.2%
Net income	$250,659	$174,080	$76,579	44.0%

Basic earnings per common share	$1.49	$1.04	$0.45	43.3%
Diluted earnings per common share	$1.48	$1.03	$0.45	43.7%

Shares used in computing basic earnings per common share	167,706	166,704
Shares used in computing diluted earnings per common share	169,711	168,569

S-3

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Twelve Months Ended December 31,
			Dollar	Percentage
	2009	2008	Change	Change
Revenues:
Premiums	$29,926,751	$28,064,844	$1,861,907	6.6%
Administrative services fees	496,135	451,879	44,256	9.8%
Investment income	296,317	220,215	76,102	34.6%
Other revenue	241,211	209,434	31,777	15.2%
Total revenues	30,960,414	28,946,372	2,014,042	7.0%
Operating expenses:
Benefits	24,775,002	23,708,233	1,066,769	4.5%
Selling, general and administrative	4,227,535	3,944,652	282,883	7.2%
Depreciation	213,014	183,257	29,757	16.2%
Other intangible amortization	37,260	37,093	167	0.5%
Total operating expenses	29,252,811	27,873,235	1,379,576	4.9%
Income from operations	1,707,603	1,073,137	634,466	59.1%
Interest expense	105,843	80,289	25,554	31.8%
Income before income taxes	1,601,760	992,848	608,912	61.3%
Provision for income taxes	562,085	345,694	216,391	62.6%
Net income	$1,039,675	$647,154	$392,521	60.7%

Basic earnings per common share	$6.21	$3.87	$2.34	60.5%
Diluted earnings per common share	$6.15	$3.83	$2.32	60.6%

Shares used in computing basic earnings per common share	167,364	167,172
Shares used in computing diluted earnings per common share	169,071	169,187

S-4

Humana Inc.
Consolidated Balance Sheets
Dollars in thousands, except share amounts

	December 31,	September 30,	December 31,	Sequential Change
	2009	2009	2008	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,613,588	$1,452,006	$1,970,423
Investment securities	6,190,062	5,899,385	4,203,538
Receivables, net:
Premiums	811,800	765,039	777,672
Administrative services fees	11,820	11,489	12,010
Securities lending invested collateral	119,586	176,692	402,399
Other	505,960	936,217	1,030,000
Total current assets	9,252,816	9,240,828	8,396,042	$11,988	0.1%
Property and equipment, net	679,142	679,010	711,492
Other assets:
Long-term investment securities	1,307,088	1,319,319	1,011,904
Goodwill	1,992,924	1,992,924	1,963,111
Other	921,524	969,706	959,211
Total other assets	4,221,536	4,281,949	3,934,226
Total assets	$14,153,494	$14,201,787	$13,041,760	($48,293)	-0.3%

Liabilities and Stockholders' Equity
Current liabilities:
Benefits payable	$3,222,574	$3,365,481	$3,205,579
Trade accounts payable and accrued expenses	1,307,710	1,532,810	1,077,027
Book overdraft	374,464	199,384	224,542
Securities lending payable	126,427	189,774	438,699
Unearned revenues	228,817	219,789	238,098
Total current liabilities	5,259,992	5,507,238	5,183,945	($247,246)	-4.5%
Long-term debt	1,678,166	1,680,424	1,937,032
Future policy benefits payable	1,193,047	1,171,904	1,164,758
Other long-term liabilities	246,286	294,018	298,835
Total liabilities	8,377,491	8,653,584	8,584,570	($276,093)	-3.2%
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
189,801,119 issued at December 31, 2009	31,634	31,517	31,309
Capital in excess of par value	1,658,521	1,625,525	1,574,245
Retained earnings	4,429,611	4,178,952	3,389,936
Accumulated other comprehensive income (loss)	42,135	83,536	(175,243)
Treasury stock, at cost, 19,621,069 shares at December 31, 2009	(385,898)	(371,327)	(363,057)
Total stockholders' equity	5,776,003	5,548,203	4,457,190	$227,800	4.1%
Total liabilities and stockholders' equity	$14,153,494	$14,201,787	$13,041,760	($48,293)	-0.3%

Debt-to-total capitalization ratio	22.5%	23.2%	30.3%

S-5

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands
	Three Months Ended December 31,
			Dollar	Percentage
	2009	2008	Change	Change
Cash flows from operating activities
Net income	$250,659	$174,080
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,694	59,808
Net realized capital (gains) losses	(5,749)	5,981
Stock-based compensation	17,052	13,534
Benefit from deferred income taxes	(4,039)	(594)
Changes in operating assets and liabilities excluding
the effects of acquisitions:
Receivables	(47,159)	(54,175)
Other assets	100,755	66,044
Benefits payable	(142,907)	75,093
Other liabilities	24,363	(45,772)
Unearned revenues	9,028	(1,182)
Other	2,394	3,756
Net cash provided by operating activities	274,091	296,573	($22,482)	-7.6%

Cash flows from investing activities
Acquisitions, net of cash acquired	-	(160,568)
Purchases of property and equipment	(63,308)	(82,025)
Proceeds from sales of property and equipment	1,502	4
Purchases of investment securities	(1,906,188)	(598,962)
Proceeds from maturities of investment securities	468,194	80,087
Proceeds from sales of investment securities	1,047,390	385,289
Change in securities lending collateral	63,347	70,163
Net cash used in investing activities	(389,063)	(306,012)	($83,051)	-27.1%

Cash flows from financing activities
Receipts from CMS contract deposits	819,609	986,895
Withdrawals from CMS contract deposits	(656,212)	(764,672)
Borrowings under credit agreement	-	750,000
Repayments under credit agreement	-	(500,000)
Debt issue costs	-	(34)
Proceeds from swap termination	-	93,008
Change in book overdraft	175,080	(33,138)
Change in securities lending payable	(63,347)	(96,832)
Common stock repurchases	(14,571)	(303)
Excess tax benefit from stock-based compensation	3,622	118
Proceeds from stock option exercises and other	12,373	1,920
Net cash provided by financing activities	276,554	436,962	($160,408)	-36.7%

Increase in cash and cash equivalents	161,582	427,523
Cash and cash equivalents at beginning of period	1,452,006	1,542,900

Cash and cash equivalents at end of period	$1,613,588	$1,970,423

S-6

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands

	Twelve Months Ended December 31,
			Dollar	Percentage
	2009	2008	Change	Change
Cash flows from operating activities
Net income	$1,039,675	$647,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	250,274	220,350
Net realized capital (gains) losses	(19,483)	79,417
Stock-based compensation	65,870	55,369
Benefit from deferred income taxes	(26,792)	(22,005)
Changes in operating assets and liabilities excluding
the effects of acquisitions:
Receivables	(40,912)	(147,495)
Other assets	112,473	(100,887)
Benefits payable	16,995	412,725
Other liabilities	13,682	(170,140)
Unearned revenues	(9,281)	(10,280)
Other	19,081	18,102
Net cash provided by operating activities	1,421,582	982,310	$439,272	44.7%

Cash flows from investing activities
Acquisitions, net of cash acquired	(12,436)	(422,915)
Purchases of property and equipment	(185,450)	(261,572)
Proceeds from sales of property and equipment	1,509	6
Purchases of investment securities	(7,197,007)	(5,681,103)
Proceeds from maturities of investment securities	1,270,525	498,650
Proceeds from sales of investment securities	3,951,326	4,496,929
Change in securities lending collateral	312,272	871,681
Net cash used in investing activities	(1,859,261)	(498,324)	($1,360,937)	-273.1%

Cash flows from financing activities
Receipts from CMS contract deposits	2,354,238	2,761,276
Withdrawals from CMS contract deposits	(1,860,748)	(2,572,624)
Borrowings under credit agreement	-	1,175,000
Repayments under credit agreement	(250,000)	(1,725,000)
Proceeds from issuance of senior notes	-	749,247
Debt issue costs	-	(6,696)
Proceeds from swap termination	-	93,008
Change in book overdraft	149,922	(44,684)
Change in securities lending payable	(312,272)	(898,350)
Common stock repurchases	(22,841)	(106,070)
Excess tax benefit from stock-based compensation	5,339	9,912
Proceeds from stock option exercises and other	17,206	10,965
Net cash provided by (used in) financing activities	80,844	(554,016)	$634,860	114.6%

Decrease in cash and cash equivalents	(356,835)	(70,030)
Cash and cash equivalents at beginning of period	1,970,423	2,040,453

Cash and cash equivalents at end of period	$1,613,588	$1,970,423

S-7

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in thousands

	Three Months Ended December 31,				Twelve Months Ended December 31,
				Percentage				Percentage
	2009	2008	Difference	Change	2009	2008	Difference	Change
Benefit ratio
Government Segment	80.9%	83.3%	-2.4%		83.5%	85.9%	-2.4%
Commercial Segment	84.4%	83.1%	1.3%		80.6%	80.3%	0.3%
Consolidated	81.8%	83.3%	-1.5%		82.8%	84.5%	-1.7%

Selling, general, and administrative
expense ratio (A)
Government Segment	11.2%	11.8%	-0.6%		10.3%	10.6%	-0.3%
Commercial Segment	24.9%	23.0%	1.9%		24.1%	22.4%	1.7%
Consolidated	14.7%	14.8%	-0.1%		13.8%	13.7%	0.1%

Investment income
Government Segment	$46,247	$34,232	$12,015	35.1%	$179,141	$115,162	$63,979	55.6%
Commercial Segment	30,325	31,976	(1,651)	-5.2%	117,176	105,053	12,123	11.5%
Consolidated	$76,572	$66,208	$10,364	15.7%	$296,317	$220,215	$76,102	34.6%

Interest expense
Government Segment	$18,852	$12,538	$6,314	50.4%	$69,012	$30,622	$38,390	125.4%
Commercial Segment	7,386	14,197	(6,811)	-48.0%	36,831	49,667	(12,836)	-25.8%
Consolidated	$26,238	$26,735	($497)	-1.9%	$105,843	$80,289	$25,554	31.8%

Detail of pretax income (loss)
Government Segment	$452,329	$267,327	$185,002	69.2%	$1,497,606	$785,240	$712,366	90.7%
Commercial Segment	(53,629)	(6,281)	(47,348)	-753.8%	104,154	207,608	(103,454)	-49.8%
Consolidated	$398,700	$261,046	$137,654	52.7%	$1,601,760	$992,848	$608,912	61.3%

Detail of pretax margins
Government Segment	8.0%	4.9%	3.1%		6.5%	3.7%	2.8%
Commercial Segment	-2.7%	-0.3%	-2.4%		1.3%	2.7%	-1.4%
Consolidated	5.2%	3.5%	1.7%		5.2%	3.4%	1.8%

S-8

Humana Inc.
Membership Detail
In thousands
	Ending	Average	Ending	Year-over-year Change		Ending	Sequential Change
	December 31, 2009	4Q09	December 31, 2008	Amount	Percent	September 30, 2009	Amount	Percent
Medical Membership:
Government Segment:
Medicare Advantage - HMO	591.9	591.6	557.3	34.6	6.2%	591.0	0.9	0.2%
Medicare Advantage - PPO	352.4	351.1	181.1	171.3	94.6%	348.0	4.4	1.3%
Medicare Advantage - PFFS	564.2	566.0	697.5	(133.3)	-19.1%	575.8	(11.6)	-2.0%
Total Medicare Advantage	1,508.5	1,508.7	1,435.9	72.6	5.1%	1,514.8	(6.3)	-0.4%
Medicare - PDP - Standard	733.3	739.4	1,471.8	(738.5)	-50.2%	751.8	(18.5)	-2.5%
Medicare - PDP - Enhanced	1,077.1	1,080.7	1,439.8	(362.7)	-25.2%	1,087.3	(10.2)	-0.9%
Medicare - PDP - Complete	117.5	118.7	155.0	(37.5)	-24.2%	121.3	(3.8)	-3.1%
Total Medicare stand-alone PDPs	1,927.9	1,938.8	3,066.6	(1,138.7)	-37.1%	1,960.4	(32.5)	-1.7%
Total Medicare	3,436.4	3,447.5	4,502.5	(1,066.1)	-23.7%	3,475.2	(38.8)	-1.1%
Military services insured	1,756.0	1,753.6	1,736.4	19.6	1.1%	1,754.3	1.7	0.1%
Military services ASO	1,278.4	1,270.4	1,228.3	50.1	4.1%	1,260.8	17.6	1.4%
Total military services	3,034.4	3,024.0	2,964.7	69.7	2.4%	3,015.1	19.3	0.6%
Medicaid insured	401.7	402.0	385.4	16.3	4.2%	399.8	1.9	0.5%
Medicaid ASO	-	-	85.7	(85.7)	-100.0%	-	-	0.0%
Total Medicaid	401.7	402.0	471.1	(69.4)	-14.7%	399.8	1.9	0.5%
Total Government Segment	6,872.5	6,873.5	7,938.3	(1,065.8)	-13.4%	6,890.1	(17.6)	-0.3%
Commercial Segment:
Fully-insured medical:
Group	1,442.1	1,451.7	1,633.6	(191.5)	-11.7%	1,474.1	(32.0)	-2.2%
Individual	367.4	363.8	325.1	42.3	13.0%	358.8	8.6	2.4%
Medicare supplement	30.0	29.5	20.1	9.9	49.3%	27.8	2.2	7.9%
Total fully-insured medical	1,839.5	1,845.0	1,978.8	(139.3)	-7.0%	1,860.7	(21.2)	-1.1%
ASO	1,571.3	1,571.3	1,642.0	(70.7)	-4.3%	1,566.2	5.1	0.3%
Total Commercial Segment	3,410.8	3,416.3	3,620.8	(210.0)	-5.8%	3,426.9	(16.1)	-0.5%

Total medical membership	10,283.3	10,289.8	11,559.1	(1,275.8)	-11.0%	10,317.0	(33.7)	-0.3%

Specialty Membership
Dental - fully-insured	2,635.7	2,641.8	2,552.7	83.0	3.3%	2,650.9	(15.2)	-0.6%
Dental - ASO	1,197.2	1,198.5	1,080.7	116.5	10.8%	1,197.4	(0.2)	0.0%
Total dental	3,832.9	3,840.3	3,633.4	199.5	5.5%	3,848.3	(15.4)	-0.4%
Vision	2,459.6	2,450.3	2,233.0	226.6	10.1%	2,427.3	32.3	1.3%
Other supplemental benefits (B)	907.6	903.3	846.8	60.8	7.2%	888.1	19.5	2.2%
Total specialty membership	7,200.1	7,193.9	6,713.2	486.9	7.3%	7,163.7	36.4	0.5%

S-9

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (C)
	Three Months Ended December 31,				Three Months Ended December 31,
			Dollar	Percentage
	2009	2008	Change	Change	2009	2008
Premium revenues
Government Segment:
Medicare Advantage	$4,072,515	$3,620,890	$451,625	12.5%	$900	$850
Medicare stand-alone PDPs	514,780	817,475	(302,695)	-37.0%	$89	$88
Total Medicare	4,587,295	4,438,365	148,930	3.4%
Military services insured (D)	835,134	829,075	6,059	0.7%	$159	$159
Medicaid insured	166,110	153,810	12,300	8.0%	$138	$134
Total Government Segment premiums	5,588,539	5,421,250	167,289	3.1%
Commercial Segment:
Fully-insured medical	1,541,954	1,602,771	(60,817)	-3.8%	$279	$272
Specialty	238,315	229,901	8,414	3.7%	$12	$12
Total Commercial Segment premiums	1,780,269	1,832,672	(52,403)	-2.9%
Total premium revenues	$7,368,808	$7,253,922	$114,886	1.6%

Administrative services fees
Military services ASO (D)	$23,524	$17,462	$6,062	34.7%	$6	$5
Other government ASO	3,483	5,075	(1,592)	-31.4%
Commercial Segment	100,820	89,998	10,822	12.0%	$12	$11
Total administrative services fees	$127,827	$112,535	$15,292	13.6%

S-10

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (C)
	Twelve Months Ended December 31,				Twelve Months Ended December 31,
			Dollar	Percentage
	2009	2008	Change	Change	2009	2008
Premium revenues
Government Segment:
Medicare Advantage	$16,413,301	$13,777,999	$2,635,302	19.1%	$917	$858
Medicare stand-alone PDPs	2,327,418	3,380,400	(1,052,982)	-31.1%	$97	$91
Total Medicare	18,740,719	17,158,399	1,582,320	9.2%
Military services insured (D)	3,426,739	3,218,270	208,469	6.5%	$163	$155
Medicaid insured	646,195	591,535	54,660	9.2%	$137	$128
Total Government Segment premiums	22,813,653	20,968,204	1,845,449	8.8%
Commercial Segment:
Fully-insured medical	6,185,158	6,169,403	15,755	0.3%	$275	$269
Specialty	927,940	927,237	703	0.1%	$12	$12
Total Commercial Segment premiums	7,113,098	7,096,640	16,458	0.2%
Total premium revenues	$29,926,751	$28,064,844	$1,861,907	6.6%

Administrative services fees
Military services ASO (D)	$86,664	$69,044	$17,620	25.5%	$6	$5
Other government ASO	21,778	16,824	4,954	29.4%
Commercial Segment	387,693	366,011	21,682	5.9%	$12	$11
Total administrative services fees	$496,135	$451,879	$44,256	9.8%

S-11

Humana Inc.
Percentage of Ending Membership under Capitation Arrangements

	Government Segment					Commercial Segment
December 31, 2009	Medicare Advantage	Medicare stand-alone PDPs	Military Services	Medicaid	Total Govt. Segment	Fully-insured	ASO	Total Comm. Segment	Total Medical Membership

Capitated HMO hospital system based (E)	2.1%	-	-	-	0.5%	1.2%	-	0.6%	0.5%
Capitated HMO physician group based (E)	3.3%	-	-	29.3%	2.4%	1.5%	-	0.8%	1.9%
Risk-sharing (F)	18.9%	-	-	69.5%	8.2%	1.2%	-	0.7%	5.7%
All other membership	75.7%	100.0%	100.0%	1.2%	88.9%	96.1%	100.0%	97.9%	91.9%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

December 31, 2008

Capitated HMO hospital system based (E)	1.8%	-	-	-	0.3%	1.2%	-	0.7%	0.4%
Capitated HMO physician group based (E)	3.4%	-	-	31.1%	2.5%	1.4%	-	0.8%	1.9%
Risk-sharing (F)	19.1%	-	-	50.0%	6.4%	1.3%	-	0.7%	4.7%
All other membership	75.7%	100.0%	100.0%	18.9%	90.8%	96.1%	100.0%	97.8%	93.0%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

S-12

Humana Inc.	Fair value
Investments
Dollars in thousands
	12/31/2009	9/30/2009	12/31/2008
Investment Portfolio:
Cash & cash equivalents	$1,613,588	$1,452,006	$1,970,423
Investment securities	6,190,062	5,899,385	4,203,538
Long-term investment securities	1,307,088	1,319,319	1,011,904
Total investment portfolio	$9,110,738	$8,670,710	$7,185,865

Duration (G)	3.78	3.55	3.39
Average Credit Rating	AA+	AA+	AA+

Securities Lending Invested Collateral Portfolio:
Cash & cash equivalents	$53,569	$40,975	$46,693
Certificates of deposit / bank notes	-	52,275	167,973
Corporate floating rate	32,375	24,978	55,341
Asset-backed securities	33,642	58,464	132,392
	$119,586	$176,692	$402,399

Average Credit Rating	AAA-	AA+	AA+

Investment Portfolio Detail:
Cash and cash equivalents	$1,613,588	$1,452,006	$1,970,423
U.S. Government and agency obligations
U.S. Treasury and agency obligations	$1,009,352	$1,253,636	$599,898
U.S. Government residential mortgage-backed	1,662,246	1,420,491	1,283,482
U.S. Government commercial mortgage-backed	26,417	27,554	14,223
Total U.S. Government and agency obligations	2,698,015	2,701,681	1,897,603
Tax-exempt municipal securities
Pre-refunded	346,937	416,694	694,797
Insured	587,203	575,417	452,427
Other	1,221,087	1,001,409	468,585
Auction rate securities	68,814	71,792	73,653
Total tax-exempt municipal securities	2,224,041	2,065,312	1,689,462
Residential mortgage-backed
Prime residential mortgages	89,956	132,043	339,665
Alt-A residential mortgages	3,856	3,895	5,939
Sub-prime residential mortgages	1,600	1,564	1,704
Total residential mortgage-backed	95,412	137,502	347,308
Commercial mortgage-backed	279,626	275,963	260,299
Asset-backed securities	107,188	155,234	144,370
Corporate securities
Financial services	775,990	686,256	356,816
Other	1,286,382	1,170,002	484,581
Total corporate securities	2,062,372	1,856,258	841,397
Redeemable preferred stocks	25,258	21,643	19,702
Non-redeemable preferred stocks	696	706	11,228
Common stocks	4,542	4,405	4,073
Total investment portfolio	$9,110,738	$8,670,710	$7,185,865

S-13

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in thousands

	December 31,	September 30,	December 31,
	2009	2009	2008
Detail of benefits payable
IBNR and other benefits payable (H)	$2,377,324	$2,436,947	$2,216,909
Unprocessed claim inventories (I)	323,000	317,100	247,200
Processed claim inventories (J)	48,358	112,790	190,445
Payable to pharmacy benefit administrator (K)	194,697	187,771	244,228
Benefits payable, excluding military services	2,943,379	3,054,608	2,898,782

Military services benefits payable (L)	279,195	310,873	306,797
Total Benefits Payable	$3,222,574	$3,365,481	$3,205,579

	Year Ended	Nine Months Ended	Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008
Year-to-date changes in benefits payable,
excluding military services (M)

Balances at January 1	$2,898,782	$2,898,782	$2,355,461

Acquisitions	-	-	96,021

Incurred related to:
Current year	21,934,973	16,639,799	21,092,135
Prior years (N)	(252,756)	(221,887)	(268,027)
Total incurred	21,682,217	16,417,912	20,824,108

Paid related to:
Current year	(20,059,254)	(14,707,443)	(18,832,301)
Prior years	(1,578,366)	(1,554,643)	(1,544,507)
Total paid	(21,637,620)	(16,262,086)	(20,376,808)

Balances at end of period	$2,943,379	$3,054,608	$2,898,782

	Year Ended	Nine Months Ended	Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$21,682,217	$16,417,912	$20,824,108
Military services benefit expense	3,019,655	2,279,918	2,819,787
Future policy benefit expense (O)	73,130	50,376	64,338
Consolidated Benefit Expense	$24,775,002	$18,748,206	$23,708,233

S-14

Humana Inc.
Benefits Payable Statistics (P)

Receipt Cycle Time (Q)
	2009	2008	Change	Percentage Change
1st Quarter Average	14.8	15.1	(0.3)	-2.0%
2nd Quarter Average	14.0	15.0	(1.0)	-6.7%
3rd Quarter Average	13.7	15.2	(1.5)	-9.9%
4th Quarter Average	13.6	14.6	(1.0)	-6.8%
Full Year Average	14.0	15.0	(1.0)	-6.7%

Unprocessed Claims Inventories

Date	Estimated Valuation (000's)	Claim Item Counts	Number of Days on Hand
12/31/2007	$213,400	683,500	5.0
3/31/2008	$212,000	673,000	4.4
6/30/2008	$228,700	742,800	4.6
9/30/2008	$293,600	946,500	6.0
12/31/2008	$247,200	745,500	4.3
3/31/2009	$258,800	740,600	4.2
6/30/2009	$258,000	709,900	4.0
9/30/2009	$317,100	856,500	4.9
12/31/2009	$323,000	775,500	4.3

S-15

Humana Inc.
Benefits Payable Statistics (Continued) (P)

Days in Claims Payable (R)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change	DCP Excluding Capitation	Change Last 4 Quarters	Percentage Change
12/31/2007	60.2	3.9	6.9%	68.3	4.3	6.7%
3/31/2008	56.9	(2.4)	-4.0%	63.3	(2.7)	-4.1%
6/30/2008	57.2	(2.8)	-4.7%	63.3	(5.2)	-7.6%
9/30/2008	58.1	(3.7)	-6.0%	65.1	(5.1)	-7.3%
12/31/2008	59.4	(0.8)	-1.3%	66.5	(1.8)	-2.6%
3/31/2009	54.6	(2.3)	-4.0%	60.9	(2.4)	-3.8%
6/30/2009	56.1	(1.1)	-1.9%	61.5	(1.8)	-2.8%
9/30/2009	56.2	(1.9)	-3.3%	62.7	(2.4)	-3.7%
12/31/2009	55.4	(4.0)	-6.7%	62.1	(4.4)	-6.6%
Year-to-Date Change in Days in Claims Payable (S)
	2009	2008
DCP - beginning of period	59.4	60.2
Components of change in DCP:
Internal versus outsourced claims processing cycle times	-	(4.6)
Change in unprocessed claims inventories	0.6	0.9
Change in processed claims inventories	(2.7)	2.0
Change in pharmacy payment cutoff	(1.1)	0.6
Impact of Cariten acquisition in 4Q08	(0.9)	-
All other	0.1	0.3
DCP - end of period	55.4	59.4

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Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
4Q09 Earnings Release

(A)	The selling, general and administrative (SG&A) expense ratio is defined as SG&A expenses as a percent of premiums, administrative services fees and other revenue.
(B)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(C)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(D)	Military services revenues are generally not contracted on a per-member basis.
(E)	In a limited number of circumstances, the company contracts with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, the company generally agrees to reimbursement rates that target a benefit expense ratio. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such physicians and hospitals for services rendered to their HMO membership.
(F)	In some circumstances, the company contracts with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the benefit expenses of their HMO membership. Although these arrangements do include capitation payments for services rendered, the company processes substantially all of the claims under these arrangements.
(G)	Duration is the time-weighted average of the present value of the bond portfolio cash flows.
(H)	IBNR represents an estimate of benefit expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(I)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(J)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.
(K)	The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 10 days (10th & 20th of month) and the last day of the month.
(L)	Military services benefits payable primarily consist of IBNR and to a lesser extent risk share payables to the Department of Defense and liabilities to subcontractors.
(M)	The table excludes activity associated with military services benefits payable, because the federal government bears a substantial portion of the risk associated with financing the cost of health benefits. More specifically, the risk-sharing provisions of the military services contracts with the federal government and with subcontractors effectively limit profits and losses when actual claim experience varies from the targeted claim amount negotiated annually. As a result of these contract provisions, the impact of changes in estimates for prior year military services benefits payable are substantially offset by the associated changes in estimates of revenue from health care services reimbursements. As such, any impact on the company's results of operations is reduced substantially, whether positive or negative.
(N)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company's estimate of claim reserves during the quarter.
(O)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(P)	Benefits reserves statistics represents fully-insured medical claims data and excludes military services claims data and specialty benefits.
(Q)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company's largest claim processing platforms represent approximately 95% of the company's fully-insured claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(R)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefit expenses per day in the quarterly period. Since the company has some providers under capitation payment arrangements (which do not require a benefits payable IBNR reserve), the company has also summarized this metric excluding capitation expense. In addition, this calculation excludes the impact of the company's military services and stand-alone PDP business.
(S)	DCP fluctuates due to a number of issues, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter. This analysis excludes the impact of military services and Medicare stand-alone PDPs upon DCP.

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CONTACT:
Humana Inc.
Investor Relations
Regina Nethery, 502-580-3644
Rnethery@humana.com
or
Corporate Communications
Tom Noland, 502-580-3674
Tnoland@humana.com